EXHIBIT 2.1

ASSET TRANSFER AGREEMENT

This ASSET TRANSFER AGREEMENT, dated as of May 14, 2010, is entered into by SEVEN ARTS ENTERTAINMENT INC. (hereinafter referred to as "Seven Arts") and SEVEN ARTS PICTURES PLC (hereinafter referred to as "Company").

WHEREAS:

1.           The Company directly and through its operating subsidiaries has developed for motion picture production the projects (“Projects”) described on Exhibit “A” attached hereto and owns certain rights, title and interest thereto under Film Agreements now in effect or in negotiation, which are to be the basis for feature length motion pictures based on these Projects (“New Pictures”) and Seven Arts owns interest in certain completed motion pictures (“Completed Pictures”) as set forth on Exhibit “B” attached hereto.

2.           The Company desires to assign to the Seven Arts pursuant to this Agreement the
Following assets (“All Assets”)

(a)           the Projects and the New Pictures based thereon subject to all limitations and restrictions thereon;
(b)           all rights in the Completed Pictures;
(c)           the employment agreement of concurrent date between Company and Seven Arts
Holdings Inc. for the services of Peter Hoffman (“Employment Agreement”);
(d)           the benefit of assets used by Seven Arts in the production and distribution ofPictures as defined herein;
(e)           the services of Company personnel;
(f)           the use of the name “Seven Arts” to the extent of Seven Arts’ rights thereto; and
(g)           all ordinary shares of all Company’s subsidiaries as reflected in the stock ownership table set forth as Exhibit “C”.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Company hereby assigns and conveys to Seven Arts all the Company’s rights with and interest in All Assets including all rights (including all copyrights) it may have in and to the Projects , the Completed Pictures and the New Pictures in the Territory, as well as all rights in and to the Film Agreements. In connection therewith, the parties hereto agree as follows:

ARTICLE I
INTERPRETATION

1.1           Defined Terms.                                As used in this Agreement, the following words and phrases shall have the respective meanings ascribed thereto:

             (a)           "Agreement" means this Asset Transfer Agreement, and any and all amendments made by written agreement among the parties hereto.

(b)           “All Assets” means the assets described in Recital 2.

(c)
"Film Agreements" means all agreements entered into with respect to the production or exploitation of any New or Completed Picture, including without limitation (i) all agreements between Seven Arts and any person engaged in the business of distributing and otherwise exploiting feature length motion pictures (individually, a "Distributor"), pursuant to which a Distributor has been granted, sold, conveyed, licensed, sub-licensed, leased, sub-leased, or otherwise transferred rights with respect to the distribution, sub-distribution, sale, rental, lease, sub-lease, licensing, sub-licensing, exhibition, telecast, broadcast, transmission (including, without limitation, by way of satellite or cable) or other use, exploitation or disposition of  any Picture or any elements thereof (including, but not limited to, all music and musical compositions; negatives; soundtracks; and screenplays) and/or the copyright in any of the foregoing or any part thereof in any media existing now or in the future and in any territory specified therein (including, without limitation, motion picture, television, “home video” and all other audio-visual device rights, merchandising and commercial tie-ups, soundtrack album, music publishing, novelization and publishing rights, trailer rights, and all other allied, incidental, ancillary, and subsidiary rights), any permitted amendments, modifications and supplements thereto; (ii) all agreements with any writer, assignee or owner of rights in the “chain of title” of any Project; (iii) all agreements with directors, actors or other persons performing services in association with any Picture or Project and (iv) any agreement for the financing or co-production of any Picture or Project.

(d)	"Effective Date" means the date of this Agreement.

(e)	"Media": All media of every kind and nature, whether now known or hereafter invented.

(f)	"Picture" means any feature length motion picture based on any Project and to be produced for exploitation throughout the world.

(g)	"Territory": The Universe.

(h)           "Term":  Perpetuity, subject to termination as provided herein

1.2           Governing Law.                                This Agreement shall be governed by and construed in accordance with the laws of the State of California.

1.3           Severability.  Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law, and if any provision of this Agreement is held to be invalid or illegal under any material statute, law, ordinance, order or regulation, such provision shall be curtailed and limited only to the extent necessary to bring it within the legal requirements and such curtailment or limitation shall not affect the validity of the remainder of this Agreement or any other provisions hereof.

1.4           Captions.  Captions or paragraph headings are used herein for convenience of reference only and shall not constitute a part of this Agreement and shall not be utilized or referred to in the construction or interpretation of this Agreement.

1.5           Recitals  The recitals to this Agreement shall form part hereof as though recited herein at length.

ARTICLE 2
TRANSFER OF ASSETS

2.1           Assignment by Company  Company hereby assigns, transfers and sets over unto Seven Arts, during the Term, and Seven Arts hereby accepts all of Company’s right, title and interest in and to All Assets and all copyrights in the foregoing, and all Film Agreements, effective as of the Effective Date, as well as such other agreements necessary for Seven Arts to produce each Picture.

2.2           Assumption by Company.  Seven Arts hereby agrees to take the assignment in Section 2.1 above subject to (i) all of the obligations, responsibilities and liabilities of Company pursuant to the terms of the Film Agreements, effective as of the Effective Date, as well as such other agreements necessary for Seven Arts to produce each Picture; and (ii) the obligations and liabilities of Seven Arts reflected on the pro forma balance sheet dated as of December 31, 2009, attached as Exhibit “D”.

2.3           Facilities/Employer.  Company will assign to Seven Arts for the Term of the Employment Agreement all its employees, office, equipment and facilities, including the Employment Agreement Mr. Hoffman by his signature hereto accepts such assignment.

2.4           Seven Arts Names.  Company hereby license to Seven Arts the right to use the name “Seven Arts” and the moving and still logos owned by Company, for use on Seven Arts Pictures as described in the Employment Agreement.

2.5           Consideration.  In consideration of the transfer of the Transferred Assets to Company, Seven Arts shall procure the transfer to Company of seven million seventy seven thousand three hundred (7,077,300) shares of common stock of Seven Arts together representing 100% of the issued share capital of Seven Arts (“Consideration”).

2.6           Warranties.  Company represents and warrants only as follows:

(a)	It has the right to enter into and perform the terms of this Agreement and such performance will not violate the terms of any other agreement to which either are subject.

(b)
It owns the rights in the Projects reflected in the Film Agreements and the Film Agreements are fully effective and binding agreements.  All Projects are sold on an “as is” basis subject to all the limitations and restrictions in the “chain of title” Film Agreements on each Project.

(c)
To the best of Transferors knowledge and except as otherwise set forth in the Film Agreements and subject to the conditions of the Film Agreements, Seven Arts will have the right to produce and distribute Pictures based on each Project throughout the territory in all Media

(d)	Any dispute between or among Company and Can West Entertainment or their respective affiliates will not have any material effect on the business of the Seven Arts.

ARTICLE 3
MISCELLANEOUS

3.1           Further Assurances.  The parties hereto agree to promptly do, make, execute, deliver or cause to be done, made, executed or delivered all such further acts, documents and things as may reasonably be required for the purpose of giving full force and effect to this Agreement, whether or not after the execution hereof.

3.2           No Waiver.  The failure at any time to require performance of any provision of this Agreement shall not affect the full right to require such performance at any later time. The waiver of a breach of any provision shall not constitute a waiver of the provision of any succeeding breach.

3.3           Severability.  Should any provision of this Agreement be held to be invalid, the remainder of this Agreement shall be effective as though such invalid provision had not been contained in this Agreement.

3.4           Counterparts.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all which together shall constitute one agreement.

3.5           Effective Agreement.  The transaction of transfer, assignment and assumption as contemplated herein shall be effective upon the execution hereof without further act or formality.

3.6           Inurement.  This Agreement shall endure to the benefit of and be binding upon the parties hereto, their heirs, executors, administrators, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their duly authorized officers, as of the date first written above.

SEVEN ARTS PICTURES PLC.

By:	/s/ illegible

Its:

SEVEN ARTS ENTERTAINMENT INC.

By:	/s/ illegible

Its: